Exhibit 23.2
CONSENT OF INDEPENDENT ACCOUNTANTS
We hereby consent to the incorporation by reference in the Registration Statement on Forms S-8 of Alere Inc. (formerly, “Inverness Medical Innovations, Inc.”) of our report dated May 24, 2010 relating to the financial statements of Standard Diagnostics, Inc., which appears in the Current Report on Form 8-K of Alere Inc. dated May 28, 2010.
/s/ Samil PricewaterhouseCoopers LLP
Seoul, Korea
November 24, 2010